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                                                                   EXHIBIT 99(b)

                        KEYCORP STUDENT LOAN TRUST 1999-A

                              OFFICER'S CERTIFICATE

Bank One, National Association              Bankers Trust Company
Fka, The First National Bank of Chicago     Four Albany Street
One Bank One Plaza, Suite 0126              New York, New York  10006
Chicago, IL  60670                          Attn: Corporate Trust & Agency Group
Attn: Corporate Trust Administration        Structured Finance
Phone: (312) 407-0192                       Phone: (212) 250-6501
Fax: (312) 407-1708                         Fax: (212) 250-6439

Key Bank USA, National Association
800 Superior Ave, 4th Floor
Cleveland, OH   44114
ATTN:  Senior Vice President
Key Education Resources
Phone: (216) 828-9342
Fax: (216) 828-9301

Pursuant to Section 4.09 of the Sale and Servicing Agreement among Key Bank USA, National Association, as Seller and Administrator, KeyCorp Student Loan Trust 1999A, EFS as Servicer and The First National Bank of Chicago (nka, Bank One, National Association), as Eligible Lender Trustee, dated as of January 1, 1999 (the "Agreement"), the undersigned hereby certifies that (i) a review of the activities of EFS as Servicer from January 1, 2000, through December 31, 2000, and of its performance under the Agreement has been made, and (ii) to the best of our knowledge, based on our review, EFS as Servicer has fulfilled all its obligations under the Agreement throughout such period.

                                           EFS Services, Inc., Servicer

Date:   3/15/01                            By: /s/ Hollie Heider
    ------------                             -----------------------------
                                           Name:  Hollie Heider
                                           Title: Executive Vice President,
                                                  Operations